As filed with the Securities and Exchange Commission on January 9, 2009
Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Citizens Republic Bancorp, Inc.
(Exact name of Registrant as specified in its charter)

Michigan	38-2378932
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
328 South Saginaw Street
Flint, Michigan 48502
(810) 766-7500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Thomas W. Gallagher, Esq.
General Counsel and Secretary
Citizens Republic Bancorp, Inc.
328 S. Saginaw Street
Flint, Michigan 48502
Telephone: (810) 766-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Mark A. Metz, Esq.
Dykema
400 Renaissance Center, Suite 2300
Detroit, Michigan 48243-1668
(313) 568-5434
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “accelerated filer” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller Reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum
Title of each class of securities	Amount to be	maximum offering	Aggregate	Amount of
to be registered	Registered	price per unit	Offering Price	Registration Fee
Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value per share	300,000	$1,000.00(1)	$300,000,000(1)	$11,790.00
Warrant to Purchase Common Stock, no par value per share, and underlying shares of Common Stock(2)	17,578,125(2)	$2.56(3)	$45,000,000(3)	$1,768.50
Total				$13,558.50

(1)	Calculated in accordance with Rule 457(a) and includes such additional number of shares of Fixed Rate Cumulative Perpetual Preferred, Series A, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions pursuant to Rule 416.

(2)	In addition to the Fixed Rate Cumulative Perpetual Preferred, Series A, there are being registered hereunder (a) a warrant for the purchase of 17,578,125 shares of common stock with an initial per share exercise price of $2.56 per share, (b) the 17,578,125 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(3)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $2.56.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is included in a registration statement that we filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 9, 2009

PROSPECTUS

CITIZENS REPUBLIC BANCORP, INC.

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

WARRANT TO PURCHASE 17,578,125 SHARES OF COMMON STOCK

17,578,125 SHARES OF COMMON STOCK

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or the series A preferred stock, a warrant to purchase 17,578,125 shares of common stock, or the warrant, and any shares of common stock issuable from time to time upon exercise of the warrant. In this prospectus, we refer to the shares of series A preferred stock, the warrant and the shares of common stock issuable upon exercise of the warrant, collectively, as the securities. The series A preferred stock and the warrant were originally issued by us pursuant to the Letter Agreement dated December 12, 2008, and the related Securities Purchase Agreement — Standard Terms, between us and the United States Department of the Treasury, which we refer to as the initial selling securityholder or the UST, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.

The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of securities by the selling securityholders.

The series A preferred stock is not listed on an exchange, and, unless requested by the initial selling securityholder, we do not intend to list the series A preferred stock on any exchange.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “CRBC.” On January 8, 2009, the closing price of our common stock on the Nasdaq Global Select Market was $3.04 per share. You are urged to obtain current market quotations of the common stock.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 3.

Our principal executive offices are located at 328 South Saginaw Street, Flint, Michigan 48502, and our telephone number is (810) 766-7500. Our Internet address is http://www.citizensbanking.com.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2009.

ABOUT THIS PROSPECTUS	1

FORWARD-LOOKING STATEMENTS	2

RISK FACTORS	3

CITIZENS REPUBLIC BANCORP, INC	6

USE OF PROCEEDS	8

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS	8

DESCRIPTION OF SERIES A PREFERRED STOCK	9

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK	13

DESCRIPTION OF COMMON STOCK	14

PLAN OF DISTRIBUTION	16

SELLING SECURITYHOLDERS	17

LEGAL MATTERS	18

EXPERTS	18

WHERE YOU CAN FIND MORE INFORMATION	18
EX-5.1
EX-12.1
EX-23.1
EX-24.1
EX-24.2
EX-24.3
EX-24.4
EX-24.5
EX-24.6
EX-24.7
EX-24.8
EX-24.9
EX-24.10
EX-24.11
EX-24.12

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.
We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find More Information” for more information.
References to “Citizens,” “us,” “we” or “our” in this prospectus means Citizens Republic Bancorp, Inc., and does not include the consolidated subsidiaries of Citizens Republic Bancorp, Inc. When we refer to “you” in this section, we mean all purchasers of the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities.

FORWARD-LOOKING STATEMENTS
Discussions in this prospectus that are not statements of historical fact (including statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” and “plan” and statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts) are forward-looking statements that involve risks and uncertainties, and actual future results could differ materially from those discussed. Factors that could cause or contribute to such differences include, without limitation, risks and uncertainties detailed from time to time in Citizens’ filings with the Securities and Exchange Commission and those included in this prospectus under the caption “Risk Factors” and elsewhere as well as in our incorporated documents.
Other factors not currently anticipated may also materially and adversely affect Citizens’ results of operations, cash flows and financial position. There can be no assurance that future results will meet expectations. While Citizens believes that the forward-looking statements in this prospectus are reasonable, the reader should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims, any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as may be required by applicable law.

RISK FACTORS
An investment in our securities is subject to certain risks. You should carefully review the following risk factors and other information contained in this prospectus and the documents incorporated by reference before deciding whether an investment in our securities is suited to your particular circumstances. The documents incorporated by reference, including, without limitation, our most recently filed Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, disclose a number of risks related to our business. Listed below are a number of additional risks, including certain risks related to the securities offered by this prospectus. The risks discussed below also include forward-looking statements, and our actual results may differ materially from those discussed in these forward-looking statements. Risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.
Risk Relating to Citizens and its Subsidiaries
There can be no assurance that recently enacted legislation will help stabilize the U.S. financial system.
The Emergency Economic Stabilization Act of 2008, or EESA, was recently signed into law in response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions. Pursuant to EESA, the United States Department of the Treasury has the authority to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets. The UST announced a Capital Purchase Program under EESA pursuant to which it has purchased and will continue to purchase senior preferred stock in participating financial institutions. On December 12, 2008, we entered into a Letter Agreement, and the related Securities Purchase Agreement — Standard Terms attached thereto, with the UST providing for our issuance of the securities to the UST.
There can be no assurance, however, as to the actual impact that EESA, including the Capital Purchase Program and UST’s Troubled Asset Relief Program, will have on the financial markets or on us. The failure of these programs to help stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, access to credit or the trading price of our Common Stock.
Risks Relating to the Series A Preferred Stock and Our Common Stock
The series A preferred stock is equity and is subordinate to all of our existing and future indebtedness. Regulatory and contractual restrictions may limit or prevent us from paying dividends on the series A preferred stock and our common stock, and the series A preferred stock places no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.
Shares of the series A preferred stock are equity interests in Citizens and do not constitute indebtedness. As such, the series A preferred stock, like our common stock, ranks junior to all indebtedness and other non-equity claims on Citizens with respect to assets available to satisfy claims on Citizens, including in a liquidation of Citizens. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the series A preferred stock, as with our common stock, (1) dividends are payable only when, as and if authorized and declared by, our Board of Directors and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our Board of Directors deems relevant, and (2) as a Michigan corporation, under Michigan law we are subject to restrictions on payments of dividends out of lawfully available funds. See “Description of Common Stock — General.”
In addition, the series A preferred stock does not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the series A preferred stock or to which the series A preferred stock will be structurally subordinated.
There may be future sales of additional common stock or preferred stock or other dilution of our equity, which may adversely affect the market price of our common stock or the series A preferred stock.

We are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The per share value of our common stock or the series A preferred stock could decline as a result of sales by us of a large number of shares of common stock or preferred stock or similar securities in the market or the perception that such sales could occur.
Risks Specific to the Series A Preferred Stock
An active trading market for the series A preferred stock may not develop.
The series A preferred stock is not currently listed on any securities exchange and we do not anticipate listing the series A preferred stock on an exchange unless we are requested to do so by the UST pursuant to the securities purchase agreement between us and the UST. There can be no assurance that an active trading market for the series A preferred stock will develop, or, if developed, that an active trading market will be maintained. If an active market is not developed or sustained, the market value and liquidity of the series A preferred stock may be adversely affected.
The series A preferred stock may be junior in rights and preferences to our future preferred stock.
Subject to approval by the holders of at least 66 2/3% of the shares of series A preferred stock then outstanding, voting together as a separate class, we may issue preferred stock in the future the terms of which are expressly senior to the series A preferred stock. The terms of any such future preferred stock expressly senior to the series A preferred stock may restrict dividend payments on the series A preferred stock. For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the series A preferred stock have been paid for the relevant periods, no dividends will be paid on the series A preferred stock, and no shares of the series A preferred stock may be repurchased, redeemed, or otherwise acquired by us. This could result in dividends on the series A preferred stock not being paid when contemplated. In addition, in the event of our liquidation, dissolution or winding-up, the terms of the senior preferred stock may prohibit us from making payments on the series A preferred stock until all amounts due to holders of the senior preferred stock in such circumstances are paid in full.
Holders of the series A preferred stock have limited voting rights.
Until and unless we are in arrears on our dividend payments on the series A preferred stock for six dividend periods, whether or not consecutive, the holders of the series A preferred stock will have no voting rights except with respect to certain fundamental changes in the terms of the series A preferred stock and certain other matters and except as may be required by Michigan law. If dividends on the series A preferred stock are not paid in full for six dividend periods, whether or not consecutive, the total number of positions on the Citizens Board of Directors will automatically increase by two and the holders of the series A preferred stock, acting as a class with any other parity securities having similar voting rights, will have the right to elect two individuals to serve in the new director positions. This right and the terms of such directors will end when we have paid in full all accrued and unpaid dividends for all past dividend periods. See “Description of Series A Preferred stock—Election of Two Directors upon Non-Payment of Dividends.” Based on the current number of members of the Citizens Board of Directors, directors elected by the holders of the common stock would have a controlling majority of the Board and would be able to take any action approved by them notwithstanding any objection by the directors elected by the holders of the series A preferred stock.
If we are unable to redeem the series A preferred stock after five years, the cost of this capital to us will increase substantially.
If we are unable to redeem the series A preferred stock prior to February 15, 2014, the cost of this capital to us will increase substantially on that date, from 5.0% per annum to 9.0% per annum. See “Description of Series A Preferred Stock—Dividends Payable On Shares of Series A Preferred Stock.” Depending on our financial condition at the time, this increase in the annual dividend rate on the series A preferred stock could have a material negative effect on our liquidity.

Risk Specific to the Common Stock
The series A preferred stock impacts net income available to our common shareholders and earnings per common share, and the warrant we issued to the UST may be dilutive to holders of our common stock.
The dividends declared and the accretion on discount on the series A preferred stock will reduce the net income available to common shareholders and our earnings per common share. The series A preferred stock will also receive preferential treatment in the event of liquidation, dissolution or winding up of Citizens. Additionally, the ownership interest of the existing holders of our common stock will be diluted to the extent the warrant we issued to the UST in conjunction with the sale to the UST of the series A preferred stock is exercised. The shares of common stock underlying the warrant represent approximately 12.2% of the shares of our common stock outstanding as of December 31, 2008 (including the shares issuable upon exercise of the warrant in total shares outstanding). Although the UST has agreed not to vote any of the shares of common stock it receives upon exercise of the warrant, a transferee of any portion of the warrant or of any shares of common stock acquired upon exercise of the warrant is not bound by this restriction.

CITIZENS REPUBLIC BANCORP, INC.
Citizens Republic Bancorp, Inc., incorporated in the State of Michigan in 1980, is a diversified banking and financial services company that is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Citizens provides a full range of banking and financial services to individuals and businesses through its subsidiaries Citizens Bank and F&M Bank—Iowa. These services include deposit products such as checking, savings, and money market accounts, and loan products such as business, personal, educational, residential, and commercial mortgage loans, and other consumer-oriented financial services, such as IRA and Keogh accounts, lease financing for a variety of capital equipment for commerce and industry, and safe deposit and night depository facilities. Automated Teller Machines, or ATMs, which provide 24-hour banking services to customers, are installed in many locations in Citizens’ service areas. Citizens participates in an interstate and international shared ATM network, which allows its customers to perform banking transactions from their checking, savings, or credit card accounts at ATMs in a multi-state and international environment. Among the services designed specifically to meet the needs of businesses are various types of specialized financing, treasury management services, and transfer/collection facilities. Citizens also provides wealth management services through Citizens Bank Wealth Management, N.A., and through the affiliate trust department of F&M Bank-Iowa. Citizens is not dependent upon any single or limited number of customers, the loss of which would have a material adverse effect on Citizens. No material portion of the business of Citizens is seasonal.
Geographic Locations
As of December 31, 2008, Citizens and its subsidiaries conduct operations through 233 offices and 266 ATM locations throughout Michigan, Wisconsin, Ohio, Iowa, and Indiana with 2,232 full-time equivalent employees. In Michigan, the primary market areas are concentrated in the Lower Peninsula, with a small presence in the Upper Peninsula. In Wisconsin, the primary markets include the greater Green Bay Metropolitan area, the Fox Valley region which extends from Appleton to Oshkosh, suburban Milwaukee, and also rural markets in southern and northern Wisconsin. In Ohio, the primary market area is the greater Cleveland area. In Iowa, the primary market area is the central region of the state. In Indiana, the primary market area is Indianapolis.
Lines Of Business
Citizens’ performance is monitored by an internal profitability measurement system that provides line of business results and key performance measures. Citizens operates along three major business lines: Specialty Commercial, Regional Banking and Wealth Management. A brief description of each follows:
•	Specialty Commercial — Specialty Commercial includes the commercial real estate, treasury management, public funds, and asset-based lending teams. These groups provide a full range of lending, depository, and related financial services to commercial real estate developers, owners of multi-unit commercial properties, middle-market companies, local governments and municipalities, and leasing clients. Products and services offered include commercial mortgages, real estate construction lending, term loans, revolving credit arrangements, inventory and accounts receivable financing, and letters of credit. Noncredit services for these customers include deposit accounts, treasury management, corporate cash management, international banking services, advice and assistance in the placement of securities, and financial planning.
•	Regional Banking - Regional Banking includes the consumer, residential mortgage, commercial and industrial, small business, and private banking teams. These groups provide a wide range of lending, depository, and other related financial services to both businesses and individual consumers. The products and services offered to our consumer clients include: direct loans, home equity loans and lines of credit, residential mortgage loans, checking, savings and money market accounts, debit and credit cards, ATM network services, certificates of deposit, and fixed and variable annuities, as well as private banking services for affluent clients. The products and services offered to our commercial clients include: term loans, revolving credit arrangements, inventory and accounts receivable financing, commercial mortgages, letters of credit, and small business loans. Noncredit services for commercial clients include deposit accounts, treasury management, corporate cash management, international banking services, advice and assistance in the placement of securities, and financial planning.

•	Wealth Management - Wealth Management offers a broad array of asset management, financial planning, estate settlement and administration, credit and deposit products and services. Trust and investment services include personal trust and planning, investment management, estate settlement and administration services. Retirement plan services focus on investment management and fiduciary activities with special emphasis on 401(k) plans. Brokerage and insurance delivers retail mutual funds, other securities, variable and fixed annuities, personal disability and life insurance products and discounted brokerage services.

USE OF PROCEEDS
We will not receive any proceeds from any sale of the securities by the selling securityholders.
RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
The following table sets forth our ratios of consolidated earnings to fixed charges and preference dividends for the periods indicated:

	Nine-Months
	Ended
	September 30,	Year Ended December 31,
	2008	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges and preferred stock dividends:
Excluding interest on deposits	(1)	1.77	2.31	2.76	2.84	3.24
Including interest on deposits	(1)	1.31	1.39	1.75	1.76	1.70

(1)	Ratio for this period is less than 1.00, for the nine months ended September 30, 2008, earnings were insufficient to cover fixed charges by $226.3 million.
For purposes of computing the above ratios, earnings represent net income from continuing operations before income tax provision. Fixed charges, excluding interest on deposits, include interest on short-term borrowings and long-term debt, amortization of debt expense, and one-third of net rental expense (which we believe is representative of the interest factor). Fixed charges, including interest on deposits, include all of the items listed above plus interest on deposits.
We did not pay preferred stock dividends during the periods shown and no shares of our series A preferred stock, or any other class of preferred stock, were outstanding during the calendar years shown or on September 30, 2008.

DESCRIPTION OF SERIES A PREFERRED STOCK
The following is a brief description of the terms of the series A preferred stock that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our amended and restated articles of incorporation, including the certificate of designation with respect to the series A preferred stock, copies of which have been filed with the SEC and are also available upon request from us.
General
Under our amended and restated articles of incorporation, we have authority to issue up to 5 million shares of preferred stock, no par value per share. Of such number of shares of preferred stock, 300,000 shares have been designated as series A preferred stock, all of which shares of series A preferred stock were issued to the initial selling securityholder in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding shares of series A preferred stock are validly issued, fully paid and nonassessable.
Dividends Payable On Shares of Series A Preferred Stock
Holders of shares of series A preferred stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of series A preferred stock with respect to each dividend period from December 12, 2008 to, but excluding, February 15, 2014. From and after February 15, 2014, holders of shares of series A preferred stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of series A preferred stock with respect to each dividend period thereafter.
Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date, starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the series A preferred stock are payable to holders of record of shares of series A preferred stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.
If we determine not to pay any dividend or a full dividend with respect to the series A preferred stock, we are required to provide written notice to the holders of shares of series A preferred stock prior to the applicable dividend payment date.
We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Board of Governors of the Federal Reserve System, or the Federal Reserve Board, is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Michigan state laws relating to the payment of dividends.
Priority of Dividends
With respect to the payment of dividends and the amounts to be paid upon liquidation, the series A preferred stock will rank:
•	senior to our common stock and all other equity securities designated as ranking junior to the series A preferred stock; and

•	at least equally with all other equity securities designated as ranking on a parity with the series A preferred stock, or parity stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of Citizens.
So long as any shares of series A preferred stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on Citizens’ common stock or other junior stock, other than a dividend payable solely in common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the series A preferred stock for all prior dividend periods, other than:
•	purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;
•	purchases or other acquisitions by broker-dealer subsidiaries of Citizens solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;
•	purchases or other acquisitions by broker-dealer subsidiaries of Citizens for resale pursuant to an offering by Citizens of our stock that is underwritten by the related broker-dealer subsidiary;
•	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;
•	acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not Citizens or a subsidiary of Citizens, including as trustee or custodian; and
•	the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 12, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.
If we repurchase shares of series A preferred stock from a holder other than the initial selling securityholder, we must offer to repurchase a ratable portion of the series A preferred stock then held by the initial selling securityholder.
On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the series A preferred stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the series A preferred stock), with respect to the series A preferred stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.
Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the series A preferred stock from time to time out of any funds legally available for such payment, and the series A preferred stock shall not be entitled to participate in any such dividend.
Redemption
The series A preferred stock may not be redeemed prior to February 15, 2012 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $75 million, which equals 25% of the aggregate liquidation amount of the series A preferred stock on the date of issuance. In such a case, we may redeem the series A preferred stock, subject to the approval of Federal Reserve Board, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by us, to persons other than Citizens or its subsidiaries after December 12, 2008, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as tier 1 capital of Citizens at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.
After February 15, 2012, the series A preferred stock may be redeemed at any time, subject to the approval of the Federal Reserve Board, in whole or in part, subject to notice as described below.
In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.
The series A preferred stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of series A preferred stock have no right to require the redemption or repurchase of the series A preferred stock.
If fewer than all of the outstanding shares of series A preferred stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of series A preferred stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.
We will mail notice of any redemption of series A preferred stock by first class mail, postage prepaid, addressed to the holders of record of the shares of series A preferred stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of series A preferred stock designated for redemption will not affect the redemption of any other series A preferred stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of series A preferred stock are to be redeemed, and the number of shares of series A preferred stock to be redeemed (and, if less than all shares of series A preferred stock held by the applicable holder, the number of shares to be redeemed from the holder).
Shares of series A preferred stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.
Liquidation Rights
In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of series A preferred stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the series A preferred stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the series A preferred stock.
     If our assets are not sufficient to pay the total liquidation amount in full to all holders of series A preferred stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of series A preferred stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of series A preferred stock has been paid in full to all holders of series A preferred stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the series A preferred stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.
Voting Rights
Except as indicated below or otherwise required by law, the holders of series A preferred stock will not have any voting rights.
Election of Two Directors upon Non-Payment of Dividends. If the dividends on the series A preferred stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of series A preferred stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the Nasdaq Global Select Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.
Upon the termination of the right of the holders of series A preferred stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of Citizens will be reduced by the number of preferred stock directors that the holders of series A preferred stock and voting parity stock had been entitled to elect. The holders of a majority of shares of series A preferred stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares series A preferred stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.
Other Voting Rights. So long as any shares of series A preferred stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our amended and restated articles of incorporation, the vote or consent of the holders of at least 66 2/3 % of the shares of series A preferred stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
•	any amendment or alteration of our amended and restated articles of incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the series A preferred stock with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of Citizens;
•	any amendment, alteration or repeal of any provision of the certificate of designations for the series A preferred stock so as to adversely affect the rights, preferences, privileges or voting powers of the series A preferred stock; or
•	any consummation of a binding share exchange or reclassification involving the series A preferred stock or of a merger or consolidation of Citizens with another entity, unless the shares of series A preferred stock remain outstanding following any such transaction or, if Citizens is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of series A preferred stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the series A preferred stock, taken as a whole.

To the extent of the voting rights of the series A preferred stock, each holder of series A preferred stock will have one vote for each $1,000 of liquidation preference to which such holder’s shares of series A preferred stock are entitled.
The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of series A preferred stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of series A preferred stock to effect the redemption.
DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK
The following is a brief description of the terms of the warrant that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.
Shares of Common Stock Subject to the Warrant
The warrant is initially exercisable for 17,578,125 shares of our common stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $300 million, which is equal to 100% of the aggregate liquidation preference of the series A preferred stock, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by 50% to 8,789,063 shares. The number of shares subject to the warrant are subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”
Exercise of the Warrant
The initial exercise price applicable to the warrant is $2.56 per share of common stock for which the warrant may be exercised. The warrant may be exercised at any time on or before December 12, 2018 by surrender of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrant is being exercised. The exercise price may be paid either by the withholding by Citizens of such number of shares of common stock issuable upon exercise of the warrant equal to the value of the aggregate exercise price of the warrant determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the warrant is subject to the further adjustments described below under the heading "—Adjustments to the Warrant.”
Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant. We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised. We have listed the shares of common stock issuable upon exercise of the warrant with the Nasdaq Global Select Market.
Rights as a Shareholder
The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been exercised.
Transferability
The initial selling securityholder may not transfer a portion of the warrant with respect to more than 8,789,063 shares of common stock until the earlier of the date on which Citizens has received aggregate gross proceeds from a qualified equity offering of at least $300 million and December 31, 2009. The warrant, and all rights under the warrant, are otherwise transferable.

Adjustments to the Warrant
Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.
Anti-dilution Adjustment. Until the earlier of December 12, 2011 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:
•	as consideration for or to fund the acquisition of businesses and/or related assets;
•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;
•	in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and
•	in connection with the exercise of preemptive rights on terms existing as of December 12, 2008.
Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the warrant will be adjusted to reflect such distribution.
Certain Repurchases. If we effect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.
Business Combinations. In the event of a merger, consolidation or similar transaction involving Citizens and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.
DESCRIPTION OF COMMON STOCK
General
Our authorized capital stock includes 150,000,000 shares of common stock, without par value. As of December 31, 2008, there were 125,996,938 shares of common stock outstanding.
All of the outstanding shares of our common stock are fully paid and nonassessable. Subject to the prior rights of the holders of shares of series A preferred stock, and any other class or series of preferred stock outstanding at the time of liquidation, the holders of common stock are entitled to receive:
•	dividends when, as and if declared by our board of directors out of funds legally available for the payment of dividends (as a bank holding company, Citizens’ ability to pay distributions will be affected by the ability of its banking subsidiaries to pay dividends under applicable laws, rules and regulations; the ability of these banking subsidiaries, as well as Citizens, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines); and

•	in the event of dissolution of Citizens, to share ratably in all assets remaining after payment of liabilities and satisfaction of the liquidation preferences, if any, of then outstanding shares of preferred stock, as provided in our amended and restated certificate of incorporation.
Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any additional shares of common stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. Citizens common stock is traded on the Nasdaq Global Select Market under the symbol “CRBC”. The transfer agent for the common stock is American Stock Transfer Company, 49 Maiden Lane, Plaza Level, New York, NY 10038.
Certain Restrictions under Michigan Law
Subject to certain exceptions, Chapter 7A of the Michigan Business Corporation Act prohibits a corporation from engaging in any business combination with an interested shareholder (defined as a 10% shareholder) unless approved by (1) 90% of the votes of each class of stock entitled to vote and (2) two-thirds of the votes of each class of stock entitled to be cast by the shareholders other than the interested shareholder.
In addition, Chapter 7B of the Michigan Business Corporation Act provides that a party that acquires or offers to acquire ownership of control shares of a corporation (defined as shares obtained pursuant to a transaction in which the acquiring party reaches the 20%, 33% or majority ownership levels) has the right to vote those shares, and shares acquired within the previous 90 days (or while pursuing a plan to acquire control shares), only to the extent granted by a resolution of the shareholders approved at a special or annual meeting. A resolution granting voting rights must be approved by a majority vote of (1) all shares and (2) all disinterested shares. If the acquiring party has acquired a majority stake and been accorded full voting rights, shareholders other than the acquiring shareholder are entitled to put their shares to the corporation for “fair value” (defined as the highest price paid by the acquiring party for the control shares).
Certain Restrictions under Federal Banking Laws
The Bank Holding Company Act generally would prohibit any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of Citizens. Control is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would require the prior approval of the Federal Reserve Board before acquiring 5% or more of the voting stock of Citizens. In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Citizens, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.
Certain Other Limitations
In addition to the foregoing limitations, the amended and restated articles of incorporation and bylaws of Citizens contain provisions that could have an anti-takeover effect, and may prevent or delay mergers and other business combination transactions that common shareholders may believe to be in their best interests. Some of the provisions also may make it difficult for shareholders to replace incumbent directors with new directors who may be willing to entertain changes that shareholders may believe will lead to improvements in the combined company’s business. These additional or different provisions include the classified board structure of Citizens (which will be completely phased out in 2011) and a provision requiring the affirmative vote of at least two-thirds of the outstanding voting power to adopt certain amendments to Citizens’ amended and restated articles of incorporation and bylaws.

PLAN OF DISTRIBUTION
The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.
The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:
•	on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the Nasdaq Global Select Market in the case of the common stock;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or
•	through the writing of options, whether the options are listed on an options exchange or otherwise.
In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.
In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the series A preferred stock or the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.
The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.
In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq Global Select Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
We do not intend to apply for listing of the series A preferred stock on any securities exchange or for inclusion of the series A preferred stock in any automated quotation system unless requested by the initial selling securityholder. No assurance can be given as to the liquidity of the trading market, if any, for the series A preferred stock.
We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.
SELLING SECURITYHOLDERS
On December 12, 2008, we issued the securities covered by this prospectus to the United States Department of the Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:
•	300,000 shares of series A preferred stock, representing beneficial ownership of 100% of the shares of series A preferred stock outstanding on the date of this prospectus;
•	a warrant to purchase 17,578,125 shares of our common stock, subject to adjustment as described under “Description of the Warrant”; and
•	17,578,125 shares of our common stock issuable upon exercise of the warrant (assuming no adjustment), which shares, if issued, would represent ownership of approximately 12.2% of our common stock outstanding as of December 31, 2008 (including the shares issuable upon exercise of the warrant in total shares outstanding).
For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.
We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.
Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.
Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

LEGAL MATTERS
The validity of the series A preferred stock, the warrant and the common stock offered hereby will be passed upon for us by Dykema Gossett PLLC.
EXPERTS
The consolidated financial statements of Citizens Republic Bancorp, Inc. appearing in Citizens Republic Bancorp, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http:/www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.citizensbanking.com. Our website is not a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.
The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus.
We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:
•	Annual Report on Form 10-K for the year ended December 31, 2007;
•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;
•	Current Reports on Form 8-K filed on January 24, 2008, January 30, 2008, April 17, 2008, April 30, 2008, June 5, 2008, June 11, 2008, September 17, 2008, September 25, 2008, September 30, 2008, November 10, 2008, November 26, 2008, December 12, 2008 and December 15, 2008; and
•	the description of Citizens’ common stock set forth in the registration statement on Form 8-A, filed on July 7, 1982, including any amendment or report filed with the SEC for the purpose of updating this description.
You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Citizens Republic Bancorp, Inc.
328 South Saginaw Street
Flint, Michigan 48502
Attention: Investor Relations
Telephone: (810) 257-2506

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the Securities being registered hereby, all of which will be borne by Citizens (except any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$13,559
Legal fees and expenses	40,000
Accounting fees and expenses	10,000
Miscellaneous expenses	6,441

Total expenses	$70,000

Item 15.	Indemnification of Directors and Officers.
Michigan Business Corporation Act
Citizens is organized under the Michigan Business Corporation Act (the “MBCA”) which, in general, empowers Michigan corporations to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney’s fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.
The MBCA also empowers Michigan corporations to provide similar indemnity to such a person for expenses, including attorney’s fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred. If a person is successful in defending against a derivative action or third-party action, the MBCA requires that a Michigan corporation indemnify the person against expenses incurred in the action.
The MBCA also permits a Michigan corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities. Citizens has obtained a policy of directors’ and officers’ liability insurance.
The MBCA further permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. However, the MBCA does not eliminate or limit the liability of a director for any of the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 551 of the MBCA; or (iv) an intentional criminal act. If a Michigan corporation adopts such a provision, then the Michigan corporation may indemnify its directors without a determination that they have met the applicable standards for indemnification set forth above, except, in the case of an action or suit by or in the right of the corporation, only against expenses reasonably incurred in the action. The foregoing does not apply if the director’s actions fall into one of the exceptions to the limitation on personal liability discussed above, unless a court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances.
Citizens’ Articles of Incorporation and Bylaws
Citizens’ amended and restated articles of incorporation limit the personal liability of directors for a breach of their fiduciary duty except for under the circumstances required to be excepted under Michigan law described above.
Citizens’ bylaws generally require Citizens to indemnify officers and directors to the fullest extent legally possible under the MBCA and provide that similar indemnification may be afforded employees and agents. In addition, the bylaws require Citizens to indemnify any person who, while serving as an officer or director of Citizens, is or was serving at the request of Citizens as a director, officer, partner, trustee, employee or agent of another entity to the same degree as the foregoing indemnification of directors and officers. Citizens’ bylaws further provide for the advancement of litigation expenses under certain circumstances.
Insurance
In addition, Citizens has purchased insurance policies that provide coverage for its directors and officers in certain situations where Citizens cannot directly indemnify such directors or officers.
For the undertaking with respect to indemnification, see Item 17 below.

Item 16.	Exhibits

EXHIBIT
NUMBER	DESCRIPTION

4.1
Certificate of Amendment to the Registrant’s Amended and Restated Articles of Incorporation, dated December 10, 2008, including Certificate of Designations (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 15, 2008).

4.2	Amended and Restated Bylaws dated as of January 24, 2008 (incorporated by reference from Exhibit 3.1 of Registrant’s Current Report on Form 8-K filed January 30, 2008)

4.3
Letter Agreement between the Registrant and the United States Department of the Treasury, dated December 12, 2008 (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 15, 2008).

4.4
Warrant to purchase up to 17,578,125 shares of common stock, dated December 12, 2008 (incorporated by reference from Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on December 15, 2008).

5.1	Opinion of Dykema Gossett PLLC.

12.1	Statement of ratios of earnings to fixed charges.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Dykema Gossett PLLC, included in Exhibit 5.1 filed herewith.

24.1	Power of Attorney — William R. Hartman.

24.2	Power of Attorney — Lizabeth A. Ardisana.

24.3	Power of Attorney — George J. Butvilas.

24.4	Power of Attorney — Robert S. Cubbin.

EXHIBIT
NUMBER	DESCRIPTION
24.5	Power of Attorney — Richard J. Dolinski.
24.6	Power of Attorney — Gary J. Hurand.
24.7	Power of Attorney — Dennis J. Ibold.
24.8	Power of Attorney — Benjamin W. Laird.
24.9	Power of Attorney — Stephen J. Lazaroff.
24.10	Power of Attorney — Kendall B. Williams.
24.11	Power of Attorney — James L. Wolohan.
24.12	Power of Attorney — Steven E. Zack.

Item 17.	Undertakings.
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act of 1933”);
(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
(2) That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5) That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Flint, State of Michigan, on January 9, 2009.

CITIZENS REPUBLIC BANCORP, INC.
(Registrant)

By: /s/ William R. Hartman William R. Hartman Chairman, President and Chief Executive Officer	Date: January 9, 2009

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Charles D. Christy Charles D. Christy	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 9, 2009

/s/ William R. Hartman William R. Hartman	Chairman, President and Chief Executive Officer (Principal Executive Officer)	January 9, 2009

* Lizabeth A. Ardisana	Director	January 9, 2009

* George J. Butvilas	Director	January 9, 2009

* Robert S. Cubbin	Director	January 9, 2009

* Richard J. Dolinski	Director	January 9, 2009

* Gary J. Hurand	Director	January 9, 2009

* Dennis J. Ibold	Director	January 9, 2009

Signature		Capacity	Date

* Benjamin W. Laird		Director	January 9, 2009

* Stephen J. Lazaroff		Director	January 9, 2009

* Kendall B. Williams		Director	January 9, 2009

* James L. Wolohan		Director	January 9, 2009

* Steven E. Zack		Director	January 9, 2009

*By:	/s/ Charles D. Christy Charles D. Christy Attorney-in-fact

Date: January 9, 2009

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

4.1
Certificate of Amendment to the Registrant’s Amended and Restated Articles of Incorporation, dated December 10, 2008, including Certificate of Designations (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 15, 2008).

4.2	Amended and Restated Bylaws dated as of January 24, 2008 (incorporated by reference from Exhibit 3.1 of Registrant’s Current Report on Form 8-K filed January 30, 2008)

4.3
Letter Agreement between the Registrant and the United States Department of the Treasury, dated December 12, 2008 (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 15, 2008).

4.4
Warrant to purchase up to 17,578,125 shares of common stock, dated December 12, 2008 (incorporated by reference from Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on December 15, 2008).

5.1	Opinion of Dykema Gossett PLLC.

12.1	Statement of ratios of earnings to fixed charges.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Dykema Gossett PLLC, included in Exhibit 5.1 filed herewith.

24.1	Power of Attorney — William R. Hartman.

24.2	Power of Attorney — Lizabeth A. Ardisana.

24.3	Power of Attorney — George J. Butvilas.

24.4	Power of Attorney — Robert S. Cubbin.

24.5	Power of Attorney — Richard J. Dolinski.

24.6	Power of Attorney — Gary J. Hurand.

24.7	Power of Attorney — Dennis J. Ibold.

24.8	Power of Attorney — Benjamin W. Laird.

24.9	Power of Attorney — Stephen J. Lazaroff.

24.10	Power of Attorney — Kendall B. Williams.

24.11	Power of Attorney — James L. Wolohan.

24.12	Power of Attorney — Steven E. Zack.